UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. ___)

                             Tiger Telematics Inc
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

				    88673X207
                                 (CUSIP Number)

				1 April 2005
             (Date of Event Which Requires Filing of this Statement)

   |_| Rule 13d-1(b)
   |X| Rule 13d-1(c)
   |_| Rule 13d-1(d)

                                  SCHEDULE 13G

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CUSIP No. 88673X207
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1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     VHC Partners LLP
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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                 (a)  |_|
                                                                 (b)  |_|
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3.   SEC USE ONLY


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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     England
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  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
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9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                         |_|
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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0
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12.  TYPE OF REPORTING PERSON

     PN
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                                  SCHEDULE 13G

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CUSIP No. 88673X207
-------------------

Item 1.	Issuer

	(a) Name of issuer is Tiger Telematics Inc
	(b) Address of issuer is 10201 Centurion Parkway North, Suite 600, Jacksonville, FL

Item 2.	Reporting Person

	(a) The name of reporting person is VHC Partners LLP
	(b) Address of principal business office is 24 High Street, Wimbledon, London, SW19 5DX
	(c) VHC Partners LLP is a limited liability partnership incorporated in England & Wales
	(d) The title of of the class of securities is Common Stock
	(e) CUSIP number is 88673X207

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b) or 13d-2(b)
	or (c), Check Whether the Person Filing is a:

      	(a) |_| Broker or dealer registered under Section 15 of the Act (15U.S.C. 78o).

      	(b) |_| Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

      	(c) |_| Insurance company as defined in Section 3(a)(19) of the Act (15U.S.C. 78c).

      	(d) |_| Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

      	(e) |_| An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E).

      	(f) |_| An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F).

      	(g) |_| A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G).

      	(h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

      	(i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

      	(j)   |_| Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

	Not Applicable

Item 4.	Ownership

	(a)
	(b) Percent of class
	(c) 	(i)   Sole power to vote or to direct to vote:

		(ii)  Shared power to vote or to direct to vote:
		(iii) Sole power to dispose or to direct the disposition of:

		(iv)  Shared power to dispose or to direct the disposition of:

Item 5.	Ownership of Five Percent or Less of a Class

	If this Schedule is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|



Item 6. Ownership of More than Five Percent on Behalf of Another Person.

      Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired
        the Security Being Reported on By the Parent Holding Company or Control Person.

      Not Applicable.


Item 8. Identification and Classification of Members of the Group.

      Not Applicable.

Item 9. Notice of Dissolution of Group.

      Not Applicable.

Item 10. Certification

	By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

	Dated: 	1 April 2005

						By:  Grant Loon
						   ---------------------------

					     Title:  Partner
						   ---------------------------